EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
LDR Holding Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-191663) of LDR Holding Corporation of our report dated March 4, 2014, with respect to the consolidated balance sheets of LDR Holding Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of LDR Holding Corporation.

/s/ KPMG LLP

Austin, Texas
March 4, 2014